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               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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    14a-6(e)(2))

                        HEALTH OUTCOMES MANAGEMENT, INC.
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                (Name of Registrant as Specified in Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 3, 1997


DEAR SHAREHOLDERS OF HEALTH OUTCOMES MANAGEMENT,

WE SINCERELY REQUEST YOUR PROXY VOTE FOR THE SEPTEMBER 18, 1997 ANNUAL MEETING so that our present Board of Directors can improve the sales and profitability and strive to increase the stock price over the next several years.

Your vote is especially important because the alternate slate of Directors recommended by the Greenstein Group would be devastating: a) to the relationships we have built over the past ten years for the company, and b) to present and future business negotiations.

PLEASE SEND IN YOUR WHITE PROXY CARD TODAY.  THANK YOU FOR YOUR SUPPORT.

DISCUSSION:
As we have talked with investors over the past month, we have heard several comments.

ONE SHAREHOLDER COMMENT:
"The stock is so low now that I have nothing to lose by voting for new management."

OUR RESPONSE:
As recently as May 1995 the stock was $1.12 per share. That happened because we were profitable ($94,331 as of February 1994, and $10,995 as of February 1995) and had an important new agreement on Pharmaceutical Care. Since then, that agreement has ended. However, the Pharmaceutical Care market continues to be a growth opportunity for us due to our national leadership in the area.

Today, we are in negotiations with several large companies who are very interested in partnering with us on our refined and improved Pharmaceutical Care, Long-Term Care, and Assisted Living software technology.

These companies are impressed with our present Board of Directors, our present staff and our technology.

With a new Board, THOSE NEGOTIATIONS PROBABLY WOULD BE DEAD. It also would be reasonable to expect that our key staff would seek other employment if a new Board were to be in place, leaving the Company as only a shell run by a Board which has no experience in healthcare or software.

ANOTHER SHAREHOLDER COMMENT:
"Bill Peter and Mike Frakes are only interested in their salaries; they aren't trying to help the shareholders."

OUR RESPONSE:
As shown in the proxy statement, Mike Frakes and Bill Peter are MAJOR shareholders and the price of the stock is extremely critical to both of them. Mike and Bill have not attempted to sell any stock in ten years. We see future growth and opportunity in the company with the current management team which has a strong incentive to improve the company's operating results and its stock price.

When the Company has needed money to meet short term expenses and payroll over the last ten years, Mike and Bill have delayed their salaries, reduced their salaries, and made loans to the Company to keep the Company operating.

Mike and Bill are dedicated to the company and its growth and the current Board is very confident that we can make a major contribution to patient care. As you know, both the healthcare industry and the computer industry have undergone massive change. We have kept up with those changes over the years by taking our systems into Long Term Care, Home Care, Assisted Living, and Pharmaceutical Care. That industry leaders agree with this approach, is evidenced by the two enclosed recent Press Releases announcing that premier leaders are working only with us.

In the past ten years, since we raised money by going public in February 1987, our product and market development has kept us from having to dilute our shares by going back to the public market for funding. Many small companies fold in 2 to 3 years, or engage in repeated dilutive financings. We are in our eleventh year since raising public funds.

Since Mike and Bill are major shareholders, and have never sold a share, they clearly are acting to improve the opportunity for shareholders.

IN SUMMARY
We ask you, our fellow shareholders, to support our company by doing the following:

1. Complete, sign and mail in your White Proxy Card with an affirmative vote for our current nominated Board of Directors.

2. Throw away the "Greenstein Group's" Gold proxy page. By not responding to their request for a proxy, you will reject their attempt at replacing our Board with a different slate that have neither healthcare nor computer software experience.

Sincerely,



/s/ Robert J. Cipolle                          /s/ Michael J. Frakes
Robert J. Cipolle, Pharm.D.                    Michael J. Frakes, Pharm.D.
Director: Peters Institute of                  Vice President
   Pharmaceutical Care                         Health Outcomes Management, Inc.
University of Minnesota                        Minneapolis, MN
Minneapolis, MN


/s/ Jerry L. Hoganson                          /s/ William A. Peter, Jr.
Jerry L. Hoganson, LNHA                        William A. Peter, Jr.
Administrator/Chief Operating Officer          President/Chief Executive Officer
St. Paul's Church Home, Inc.                   Health Outcomes Management, Inc.
St. Paul, MN                                   Minneapolis, MN


Enclosures


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FOR IMMEDIATE RELEASE
CONTACT:  UNIVERSITY OF MINNESOTA               HEALTH OUTCOMES MANAGEMENT, INC.
          PETERS INSTITUTE OF                   2331 UNIVERSITY AVENUE SE
             PHARMACEUTICAL CARE                MINNEAPOLIS, MN 55414
          308 HARVARD STREET SOUTHEAST
          MINNEAPOLIS, MN   55455

          DIRECTOR OF PETERS INSTITUTE OF       WILLIAM PETER, PRESIDENT/CEO
          PHARMACEUTICAL CARE:                  1-800-STAT-911
          ROBERT CIPOLLE, PHARM.D.              (612) 378-3053
          (612) 624-5187


          UNIVERSITY OF MINNESOTA AND HEALTH OUTCOMES MANAGEMENT, INC.

         EXPAND JOINT PROJECT: "PATIENT-CENTERED PHARMACEUTICAL CARE(TM)"

APRIL 14, 1997

MINNEAPOLIS, MN -- The Peters Institute of Pharmaceutical Care at the University of Minnesota began its joint relationship with Health Outcomes Management, Inc. in July, 1993 and the alliance has grown in significance over time.

Robert Cipolle, Director of the Peters Institute of Pharmaceutical Care stated, "We have been studying the role of the Community Pharmacist for 3 1/2 years and have concluded that a major change is needed in the way they practice their profession if we are to provide the most effective therapies in the most cost effective ways." Linda Strand, head of the University's Minnesota Pharmaceutical Care Project amplified these thoughts, "We have found that a documentation procedure using care planning, outcomes management and a relational database has the best chance of success in every day use. We selected Health Outcomes Management as our partners on this project because they are willing to work to develop pharmacy and computer application software that is at the cutting edge and required by community pharmacists to practice pharmaceutical care."

Edina Pharmacy, at 50th and France in Minneapolis, was purchased by Health Outcomes Management in July, 1996, to further explore "Patient-Centered Pharmaceutical Care(TM)". All of the patient's drug therapy needs, services provided, and outcomes are documented through a computerized patient care system designed by Health Outcomes Management, Inc. and the Peters Institute of Pharmaceutical Care. A second Edina Pharmacy was opened at Preserve Village in Eden Prairie in early April, 1997.

Robert Cipolle continued, "First-year pharmacy students at the College of Pharmacy are learning about the evolving role of their profession at Edina Pharmacy, a training site where all 93 members of the class are having a chance to work with practitioners to resolve drug therapy problems and help patients get the best results from their medications. The experiment is the latest development in the College's pharmaceutical care program which is transforming community pharmacists from prescription dispensers to clinicians who work with physicians, patients, and families to monitor drug therapy. Results of the Minnesota Pharmaceutical Care Project indicate that more than 40 per cent of patients who visit a community pharmacy have a drug therapy problem that a trained pharmaceutical care practitioner can discover and resolve."

Health Outcomes Management also provides teaching copies of the software to the College's Pharmaceutical Care Laboratory, and trains first-year pharmacy students to use the system. "Our partnership with Health Outcomes Management has benefited teaching and research programs in the Peters Institute of Pharmaceutical Care," Cipolle says. "And our faculty and fellows have helped the company to develop and refine the software technology."

Michael Frakes, Vice President of Health Outcomes Management and also a Doctor of Pharmacy added, "This joint project is extremely exciting because it is leading the way for pharmacists to care for patients and greatly help on a personal one-to-one basis. The feedback from patients, pharmacists and physicians is very gratifying."

William Peter, President/CEO of Health Outcomes Management said in conclusion, "It is very encouraging to see pharmacies now using our technology in Minnesota, Iowa, Canada and South Africa. We are currently also talking to groups in several other states and in several other countries."

Health Outcomes Management, Inc. based in Minneapolis, Minnesota is a publicly-traded developer and supplier of computer software and healthcare patient care services specifically focused in the area of managing health outcomes. Healthcare professionals in community pharmacy, homecare, long-term care and hospitals utilize the company's computerized information management software to assist them in efficiently maintaining and improving patient health care. The Company provides the information through the following services: computer software; 24-hours a day, 7 days a week consultations via the 1-800-STAT-911 helpline; training seminars, and its two community pharmacies. The Company's common stock currently is traded via Bulletin Board and Pink Sheets under the symbol: "HOMI".

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


                                  PRESS RELEASE

                                                                       Contacts:
                                                 Hearthstone Alzheimer Care Ltd.
                                                              271 Lincoln Street
                                                             Lexington, MA 01741
                                                     John Zeisel, (617) 674-2884

                                                Health Outcomes Management, Inc.
                                                       2331 University Ave. S.E.
                                                           Minneapolis, MN 55414
                                                   William Peter, (800) 782-8911

July 30, 1997
Minneapolis, MN and Lexington, MA

HEARTHSTONE ALZHEIMER CARE AND HEALTH OUTCOMES MANAGEMENT TO DEVELOP RESIDENT-CENTERED INFORMATION SYSTEM FOR ASSISTED LIVING WITH SUPPORT OF NATIONAL INSTITUTES OF HEALTH & NATIONAL INSTITUTE ON AGING

Together with Health Outcomes Management, Inc. a Minneapolis-based healthcare software company, Hearthstone Alzheimer Care, a Massachusetts-based provider of specialized Assisted Living services, is developing an innovative
Resident-Centered Information System for Assisted Living.

The National Institutes of Health and the National Institute on Aging, through their Small Business Innovations Research (SBIR) program, provided seed funding for the project. The two groups are creating distinct system modules for resident assessment, service planning, management and outcomes measurement to meet the needs of the Assisted Living industry for flexible, user-friendly tools to support quality operations.

"Assisted Living is a rapidly growing segment of the healthcare market," stated William Peter, President/CEO of Health Outcomes Management, "and there is a significant opportunity for a straightforward resident-centered information system. We are pleased to be working with Hearthstone, an organization known for its commitment to residents and to quality care." Health Outcomes Management is widely recognized for its Patient-Centered Pharmaceutical CareTM system for community pharmacies, and its leadership in developing long term care software to provide flexibility, support continuous quality improvement programs (CQI) and contribute to outcomes measurement.

Joan Hyde, Ph.D., Hearthstone CEO and principal investigator for this project asserted, "There is a pressing need for a comprehensive information system that is adaptable to the great diversity of Assisted Living residence management styles, that is user-friendly so that direct care workers, residents, families and outside service providers can use the information easily, and that supports Assisted Living providers in their commitment to quality. Health Outcomes Management is a particularly suitable collaborator in this effort because of its corporate emphasis on customized software packages and its inclusion of quality outcomes measurement in its systems."

Hearthstone's President, John Zeisel, Ph.D., in announcing Hearthstone's receipt of NIH/NIA support, stated that "Assisted Living provides a unique range of services to the frail elderly and those with dementia. It is not simply senior housing, nor is it strictly health care. Assisted Living needs its own methods and instruments if the Assisted Living industry is to continue to serve the wide range of consumers it presently does in residential settings. Hearthstone welcomes the opportunity to develop this new information system designed to meet these industry needs. We appreciate the support of the National Institute on Aging as well as the collaboration of Health Outcomes Management, a company that has consistently demonstrated itself to be sensitive to consumers and quality care."

Health Outcomes Management, Inc. based in Minneapolis, Minnesota is a publicly-traded developer and supplier of computer software and healthcare patient care services specially focused in the area of managing health outcomes. It has developed and supports computerized information management software to assist professionals in community pharmacy, homecare, long-term care and hospitals. Most recently it has developed a health information system for use by consumers.

Hearthstone Alzheimer Care, Ltd., a leader in the field of Assisted Living for people with dementia, operates five residences in Massachusetts and New York state. In a recent study of the health impacts of design of special care units, Hearthstone's research division developed and refined new outcomes research methodologies. These are being employed in the development of this new Resident-Centered Information System for Assisted Living.

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